MULTIMEDIA GAMES, INC. For more information contact: Ginny Shanks Chief Marketing Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES REPORTS Q1 FISCAL 2009 RESULTS

- Quarterly Results Reflect Higher Legal Costs Related to Litigation -

AUSTIN, Texas, February 4, 2009 – Multimedia Games, Inc. (Nasdaq: MGAM) today reported operating results for its fiscal 2009 first quarter ended December 31, 2008, as summarized in the table below.

Summary of 2009 Q1 Results
(In millions, except per share and player terminal data)

	Three Months Ended December 31,
	2008	2007
Revenue	$28.6	$30.2
EBITDA(1)	$7.9	$14.7
Net (loss) income	$(5.9)	$0.4
Diluted (loss) earnings per share	$(0.22)	$0.01
Average installed player terminals:
Class II (Legacy and Reel Time Bingo® games)	2,512	4,037
Oklahoma compact games(2)	5,902	4,190
Mexico	5,369	3,114
Other gaming units(3)	2,703	2,737

(1)
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and accretion of contract rights. A reconciliation of EBITDA to net (loss) income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)	“Oklahoma compact games” includes stand-alone offerings and server-based games.

(3)	“Other gaming units” include those placed in charity halls, Malta, and Rhode Island.

Financial results for the quarter ended December 31, 2008 were impacted by several factors totaling approximately $4.5 million:

•	An accrual of $2.4 million pre-tax, or $0.06 per diluted share, related to the Company’s outstanding offer to settle litigation with Diamond Game;
•	Approximately $1.8 million pre-tax, or $0.04 per diluted share, in additional legal costs related to initiatives to resolve litigation; and,
•
A non-cash, mark-to-market write-down of approximately $0.3 million pre-tax, or $0.01 per diluted share, related to the Company’s interest rate cap (reflected in interest expense for the period ended December 31, 2008).

2009 First Quarter Review
Multimedia Games, Inc. (“Multimedia”) reported fiscal 2009 first quarter revenue of $28.6 million, compared with revenue of $30.2 million in the fiscal 2008 first quarter.  Revenue generated from the Oklahoma market in the fiscal 2009 first quarter rose 4% over the prior year period primarily reflecting growth in the installed base in these markets as well as the conversions over the last twelve months in Oklahoma of linked, standard sequence bingo games to higher earning one-touch, stand-alone offerings.  Revenue generated from the Mexico market improved 12% in the fiscal 2009 first quarter over the prior year period also reflecting an increase in the installed base.  The benefit from the higher installed base was partially offset by the significant year-over-year decline in the value of the Mexican peso.

The increases in revenue from the Oklahoma and Mexico markets were offset by year-over-year revenue declines in the other markets served by the Company, which are primarily attributable to the current economic environment.  In addition, and as previously disclosed, in the fiscal 2008 fourth quarter Multimedia sold 496 player terminals previously placed in Oklahoma on a recurring revenue basis and the loss of recurring revenue from these units impacted fiscal 2009 first quarter revenues and comparisons.  In the fiscal 2008 first quarter, Multimedia generated $1.5 million in revenue from the facilities where these units were placed compared to $0.1 million in revenue from these facilities in the fiscal 2009 first quarter.  The quarterly sequential decline in recurring revenues (excluding the $7.0 million of revenue recorded in the fiscal 2008 fourth quarter for the aforementioned sale of 496 player terminals) reflects the challenging economy as well as the historical seasonality in Multimedia’s business.

Multimedia reported a net loss for the fiscal 2009 first quarter of $5.9 million, or $0.22 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share, in the prior year period.  The fiscal 2009 first quarter net loss reflects a 5% revenue decline and a 26%, or $4.2 million, increase in selling, general and administrative expenses (“SG&A expenses”) compared to the prior year period.  As noted above, fiscal 2009 first quarter SG&A expenses include approximately $3.4 million of higher legal fees for ongoing litigation compared to the same period in fiscal 2008, of which approximately $2.4 million is an accrual related to the Company’s outstanding offer to settle litigation with Diamond Game.  The fiscal 2009 SG&A expense also reflects $0.7 million in higher salary expense compared to the first quarter of fiscal 2008 as well as $0.3 million in higher non-cash stock compensation expense.  Fiscal 2009 first quarter net income was also impacted by a 19%, or $2.3 million, increase in amortization and depreciation expense related to the growth in the Company’s installed base.

Anthony Sanfilippo, Multimedia’s President and CEO, commented, “The fiscal 2009 first quarter results reflect the impact of the economy and higher legal expense which together offset the benefit of increases in the installed base of units in Oklahoma and Mexico.  While the economic environment remains uncertain, we do not believe our fiscal 2009 first quarter results are indicative of the Company’s expected results from operations for the duration of the year.  We have been implementing strategies to significantly reduce SG&A and operating costs while simultaneously working in each market where we operate to ensure that the Company’s forward focus is on profitable revenue streams.

“With more than 17,000 gaming units installed on a revenue participation basis, our operations are impacted by play levels which have declined in most gaming markets.  As such, Multimedia’s fiscal 2009 first quarter results are reflective of the challenging economic environment as well as specific issues previously identified in several of our key markets where revenues and profitability are not currently being optimized.  Multimedia’s 2009 first quarter financial results include significantly higher than normal legal expenses related to litigation issues for which the management team is seeking resolutions that are in the best interests of shareholders.”

Near-term Focus on Enhancing Performance in Current Markets
“The Company has developed market specific strategies aimed at improving revenue performance and profit levels,” said Mr. Sanfilippo.  “Our near-term priority is to implement these solutions to optimize existing operations.

“In Oklahoma, where approximately 44% of our total units are installed, the recent increase in our placements at the Chickasaw Nation’s WinStar World Casino is helping to drive revenue growth.  We expect to generate increases in revenue and profitability per machine at this property as it matures and as patronage benefits from a new hotel opening in mid-2009.  We also expect revenue in upcoming quarters to reflect new placements expected late in the current quarter at the Tulsa Creek Nation Casino in the attractive Tulsa market.  In addition, our redefined organizational structure, including new, dedicated Account and Project Management teams, improves customer service and relationships, which is expected to result in improvements in our Oklahoma market position.  We continue to implement strategies to generate win per unit improvements such as game theme and denomination refinements, the conversion of installed Class II units at several large properties to an industry standard platform which would allow players of these games to participate in property promotions and the introduction of new mechanical reel products that complement our ongoing conversions of Class II units to Class III games.

“We continue to evaluate several options for enhancing profitability from our Mexico operations, where the current revenue does not cover all of our related expenses.  Our first priority is aimed at right-sizing the percentage of the floor space Multimedia has at each facility to ensure that our customer and Multimedia derive appropriate returns on our respective investments in these sites.  As such, we recently made the decision to move over 500 units from their current locations to new facilities as this will reduce our capital investment commitments for this market as well as our direct operating costs.  We are also assessing changes to game themes and offerings and the number of site specific and overall placements as a means to improve profitability.

“The financial performance of our Alabama charity operations has been impacted by both the location of our installed units at the largest facility in this market as well as the inability of our games to interact with this property’s slot management system.  We recently installed 120 units in a more favorable location at this venue and we are also evaluating several strategies to minimize the win per day dilution of our other installed units at this facility, including testing the potential return to be generated from the investment required to connect current units to the existing slot management system.”

New Management Appointments and Market Opportunities
Mr. Sanfilippo continued, “Earlier this week, we named Adam Chibib as the Company’s new Chief Financial Officer effective February 10, 2009.  Adam brings close to twenty years of financial management and technology industry experience to Multimedia and will assume all of the responsibilities for managing our financial and treasury functions.  Adam’s track record of success implementing strategies to drive revenue and cash flow growth will benefit the Company as we execute on initiatives to improve profitability.

“In addition, as part of our focus on expanding our presence in Class III gaming, we recently appointed Mick Roemer Senior Vice President of Sales.  Mick brings more than 25 years of gaming equipment sales and marketing experience to Multimedia and in his new position he will oversee a new sales organization and support the Company’s licensing in new Class III gaming markets.  In addition to working closely with customers in our current markets, Mick is focused on generating new Class III business through a targeted approach aimed at addressing growing customer demand for games in niche segments of the casino floor -- such as community, five-reel, mechanical reel and unique line configuration games -- where Multimedia has a growing portfolio of proprietary Class III products.

“With more than 1,000 Class III games currently installed, we are already establishing a library of market tested, successful games.  The Company’s entrance into new commercial casino jurisdictions will initially be driven by the roll out of proprietary Class III games and our Player HD gaming cabinet that are proving to be popular with players, and better than house average performers for customers at the facilities where they are deployed.  The market performance of these games and the upcoming introduction of new products that directly address growing segments of the casino slot floor, such as our Sport of Kings community gaming offering, will allow the Company to successfully enter new markets thereby creating new sources of revenue.”

Recent Organizational Re-alignment
Mr. Sanfilippo added, “Consistent with our strategies to improve profitability and growth, last month Multimedia re-aligned its organizational structure through a headcount reduction and the establishment of new game development studios.  In total, we reduced full-time employee staffing by approximately 16%, positioning the Company to exceed our target of reducing annual general and administrative expenses by $5 million while aggressively moving forward with our plans for market expansion and gaming equipment sales.  By right-sizing the organization and putting in place a more efficient game and system development organizational structure centered around four specifically tasked studios focused on quality product development, we believe Multimedia is making strong progress towards lowering expense levels and creating efficiencies in our organization to improve performance in our current markets and drive our competitive entry into new Class III markets.  We have identified other areas for cost reductions and remain focused on further reducing SG&A expenses in both total dollars and as a percentage of revenues.

“The recently completed organizational re-alignment will be a significant factor in the year-over-year reduction in SG&A expenses, even as we invest in the development of new products aimed at expanding our pipeline of games for current and potential new markets.  Importantly, the majority of our capital expenditures in the fiscal 2009 first quarter were for machine purchases related to the expansions of the WinStar facility and the Tulsa Creek Nation Casino.  With these major commitments for cap-ex now behind us, we expect that quarterly capital expenditures for the balance of fiscal 2009 will decline substantially from fiscal 2009 first quarter levels.”

Balance Sheet and Uses of Cash Flow
Mr. Sanfilippo concluded, “Multimedia’s expense and cap-ex reductions are expected to lead to higher levels of cash flow and our first priority continues to be deploying available cash flow to strengthen our balance sheet through reductions in our outstanding debt, which totaled approximately $94 million at December 31, 2008.  We are moving forward with strategies aimed at driving revenue growth and enhanced profitability in our current operations while implementing new revenue models and developing the appropriate infrastructure for the sale of proprietary Class III products.  In addition, though we will record one-time severance charges during the current quarter, the overall re-alignment of our organization is expected to benefit operating results beginning in the fiscal 2009 third quarter.”

2009 First Quarter Financial Review
During the quarters ended December 31, 2008 and September 30, 2008, Multimedia capitalized $0.6 million and $0.8 million in costs related to the internal development of software for its gaming products and systems, respectively.  Approximately $0.5 million of the capitalized costs in the quarter ended December 31, 2008 were related to the development of new content, and approximately $0.1 million was for systems.  For the three months ended December 31, 2008, capital expenditures were $25.1 million.  Included in capital expenditures was $19.6 million for gaming equipment and licenses purchased under third party vendor agreements.  The remaining capital expenditures are related to the Mexico unit expansion ($1.8 million), ancillary capital expenditures for the WinStar expansion ($1.0 million) and maintenance capital expenditures ($2.7 million).

Fiscal Quarter Installed Base Updates
The table below sets forth Multimedia’s end-of-period installed player terminal base by product line or market for the fiscal quarters ended December 31, 2008, September 30, 2008, and December 31, 2007.

Month Ended	Class III Units	Reel Time Bingo®	Legacy & Other(1)	Total Class II & Other	Mexico Electronic Bingo Units	Charity Units	Total Units
12/31/2008	6,605	2,211	555	2,766	5,488	2,379	17,238
9/30/2008	5,655	2,223	555	2,778	5,133	2,311	15,877
12/31/2007	4,419	3,477	508	3,985	3,513	2,513	14,430

(1)
“Legacy & Other Units” for the months ended December 31, 2008 and September 30, 2008 include 252 traditional electronic bingo games installed in certain international markets and 166 such units for the month ended December 31, 2007.

The table below breaks out by product line Multimedia’s end-of-period, Oklahoma installed player terminal base for the fiscal quarters ended December 31, 2008, September 30, 2008, and December 31, 2007.

Month Ended	Total Compact Units(1)	Total Class II Units	Total Units
12/31/2008	6,555	1,049	7,604
9/30/2008	5,605	1,103	6,708
12/31/2007	4,369	1,723	6,092

(1)	“Total Compact Units” includes stand-alone units and server-based games.

As previously reported in Multimedia’s press release for its fiscal 2008 fourth quarter results, the Company will provide updates on its installed base, player terminal mix and the outstanding balance on its bank credit facility as part of the Company’s quarterly operating results.  Accordingly, monthly reports will no longer be provided as Multimedia believes the quarterly reporting of these metrics will provide greater context for interested parties to assess current and long-term operating trends and the Company’s progress against strategic initiatives being implemented by the management team.

2009 First Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, February 4, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 719-325-4884 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

About the Company
Gaming technology developer and distributor, Multimedia Games, is a leading creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games has more than 17,000 gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  The Company also supplies the central determinant system for approximately 13,000 video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia is focused on the further development of new gaming systems and products for the markets it currently serves as well as for new domestic and international market opportunities.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia's current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “will”, “expect”, “project”, “new”, “anticipate”, “continue”, “intend”, “pursue”, "believe" or the negative or other variations thereof or comparable terminology as they relate to Multimedia and its products and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to: future actions; new projects; new strategies, new licensing approvals, new marketing and/or promotional plans; new initiatives; ongoing negotiations to extend the terms of agreements with customers; ability to offer products to customers on a “for sale” basis; and improved future performance, outcomes of contingencies and future financial results of either Multimedia or its customers.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia’s performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: (i) the risk that new management may have difficulty identifying or executing strategies to improve Multimedia’s operating results, and the risk that new strategies such as adoption of a “for sale” model may adversely impact longer-term revenue from our existing business model; (ii) the adverse effects of local and national economic, credit and capital market conditions on the economy in general, and the gaming and tribal gaming industries in particular; (iii) unfavorable changes in laws and/or regulatory requirements or unanticipated enforcement action against us, our games or tribal customers; (iv) inability to secure or maintain required licenses or approvals; (v) unfavorable changes in the preferences of Multimedia’s customers or their end users; (vi) failure to secure favorable outcomes in pending litigation, and consequences to our business, operating results or financial condition (including without limitation possible adverse effects on compliance with the terms of our credit facility) of any significant adverse litigation outcome or settlement; (vii) software or hardware malfunction or fraudulent manipulation thereof; (viii) inability to successfully introduce games and/or systems into new markets; (ix) failure to attract and/or retain key employees; (x) failure to expand Multimedia’s installed base in Mexico or the failure to achieve improved performance of our games placed in the Mexican market; (xi) the removal of terminals from facilities of existing customers; (xii) increased tax rates or accounting standards;  and/or (xiii) adverse decisions by courts, regulators, and/or governmental bodies.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia’s Annual Report on Form 10-K and elsewhere in Multimedia’s filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia expressly disclaims any implied operating results based on the historical data presented in this release; or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of December 31, 2008 and September 30, 2008 (In thousands, except share and per-share amounts) (Unaudited)

	December 31,	September 30,
	2008	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,940	$6,289
Accounts receivable, net of allowance for doubtful accounts of $1,112 and $1,209, respectively	21,778	23,566
Inventory	5,500	2,445
Deferred contract costs	1,454	998
Prepaid expenses and other	2,032	2,170
Notes receivable, current portion	18,688	23,072
Federal and state income tax receivable	4,751	2,198
Deferred income taxes	7,852	6,876
Total current assets	64,995	67,614
Restricted cash and long-term investments	838	868
Leased gaming equipment, net	40,602	36,024
Property and equipment, net	75,509	67,329
Notes receivable, net	48,688	46,690
Intangible assets, net	36,020	37,356
Other assets	3,410	4,157
Deferred income taxes	16,813	16,902
Total assets	$286,875	$276,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debts	$2,675	$1,544
Accounts payable and accrued expenses	38,981	29,248
Federal and state income tax payable	0	33
Deferred revenue	3,600	2,640
Total current liabilities	45,256	33,465
Revolving lines of credit	25,222	19,000
Long-term debt	66,222	66,444
Other long-term liabilities	1,085	1,131
Deferred revenue, less current portion	5,485	6,168
Total liabilities	143,270	126,208
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized,32,545,809 and 32,511,988 shares issued, and 26,642,392and 26,608,571 shares outstanding, respectively	325	325
Additional paid-in capital	83,791	83,076
Treasury stock, 5,903,417 common shares at cost	(50,128)	(50,128)
Retained earnings	111,657	117,581
Accumulated other comprehensive income (loss), net	(2,040)	(122)
Total stockholders’ equity	143,605	150,732
Total liabilities and stockholders’ equity	$286,875	$276,940

CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended December 31, 2008 and 2007 (In thousands, except share and per-share amounts) (Unaudited)

	2008	2007
REVENUES:
Gaming revenue:
Class II	$5,007	$8,040
Oklahoma Compact	13,796	11,561
Charity	2,543	3,857
All other(1)	4,940	4,638
Gaming equipment, system sale and lease revenue	1,766	1,771
Other	524	368
Total revenues	28,576	30,235
OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	1,847	790
Selling, general and administrative expenses	20,264	16,101
Amortization and depreciation	14,865	12,523
Total operating costs and expenses	36,976	29,414
Operating income (loss)	(8,400)	821
OTHER INCOME (EXPENSE):
Interest income	1,290	1,134
Interest expense	(2,135)	(2,140)
Other	74	338
Income (loss) before income taxes	(9,171)	153
Income tax benefit	3,247	246
Net income (loss)	$(5,924)	$399

Basic earnings (loss) per common share	$(0.22)	$0.02
Diluted earnings (loss) per common share	$(0.22)	$0.01
Shares used in earnings (loss) per common share calculation:

Basic	26,623,573	26,254,023

Diluted	26,623,573	27,380,231

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, Mexico and Malta markets.

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, net income (loss), follows:

Reconciliation of U.S. GAAP Net income to EBITDA:

(in thousands)	For the Three Months Ended December 31,

	2008	2007

Net income (loss)	$(5,924)	$399
Add back:
Amortization and depreciation	14,865	12,523
Accretion of contract rights(1)	1,326	996
Interest expense, net	845	1,006
Income tax expense (benefit)	(3,247)	(246)
EBITDA	$7,865	$14,678

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

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